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                                                                    EXHIBIT 99.2
CONTACTS:

(MEDIA):          TONY LENTINI       (713) 296-6227
                  BILL MINTZ         (713) 296-7276
                  DAVID HIGGINS      (713) 296-6690
(INVESTOR):       BOB DYE            (713) 296-6662
(WEB SITE):       www.apachecorp.com

                                              FOR RELEASE AT 6 A.M. CENTRAL TIME

               APACHE TO OFFER 6.2 MILLION SHARES OF COMMON STOCK

      Houston, January 13, 2003 - Apache Corporation (NYSE: APA) announced today that it intends to offer 6,200,000 shares of its common stock. Apache expects the offering to price the week of January 13, 2003.

      These securities will be issued under one of Apache's existing shelf registrations with the Securities and Exchange Commission. Apache also has granted the underwriters an option to purchase up to an additional 930,000 shares to cover over-allotments, if any.

      Morgan Stanley & Co. Incorporated is acting as lead manager for the offering. A copy of the preliminary prospectus supplement and the accompanying prospectus relating to the offering can be obtained from Morgan Stanley, 1585 Broadway, New York, NY 10036.

      Apache is a large oil and gas independent with operations in the United States, Canada, Western Australia, Egypt, China, Argentina and Poland.

                                       -end-

      This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.